Exhibit 10

AMENDED AND RESTATED

DARDEN RESTAURANTS, INC.

BENEFITS TRUST AGREEMENT

This AMENDED AND RESTATED BENEFITS TRUST AGREEMENT (“Trust Agreement”) entered into as of March 23, 2011, is between Darden Restaurants, Inc., (the “Grantor”) and Wells Fargo Bank, National Association, as successor to Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association, as trustee (the “Trustee”).

WHEREAS, Grantor and Trustee entered into that certain Darden Restaurants, Inc. Benefits Trust Agreement dated October 3, 1995, as amended by Amendment No. 1 to the Darden Restaurants, Inc. Benefits Trust Agreement dated December 19, 2008 (the “Original Trust Agreement”); and

WHEREAS, Grantor and Trustee now desire to amend and restate the Original Trust Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree to amend and restate the Original Agreement as follows:

1. Purpose. The purpose of this trust (the “Trust”), is to provide a trust account to (a) hold assets of the Grantor as a reserve for the discharge of the Grantor’s obligations to certain individuals (the “Beneficiaries”) entitled to receive cash settlements and/or benefits under the Management Continuity Agreement(s) of Darden Restaurants, Inc. (“Darden”), and any other supplemental benefits plan or deferred compensation plan that the Grantor so designates in writing to the Trustee from time to time including those plans designated in Exhibit A attached hereto and made a part hereof (the “Plans”), and (b) invest, reinvest, disburse and distribute those assets and the earnings thereon as provided hereunder and in the Plans.

2. Trust Corpus. The Grantor hereby transfers to the Trustee and the Trustee hereby accepts and agrees to hold, in trust, the sum of Ten Dollars ($10.00) plus such cash and/or property, if any, transferred to the Trustee by the Grantor or on behalf of the Grantor pursuant to obligations incurred under any or all of the Plans and the earnings thereon, and such cash and/or property, together with the earnings thereon and together with any other cash or property received by the Trustee pursuant to Section 5(b) of this Trust Agreement, shall constitute the trust estate and shall be held, managed and distributed as hereinafter provided. The Grantor shall execute any and all instruments necessary to vest the Trustee with full title to the property hereby transferred.

3. Grantor Trust. The Trust is intended to be a trust of which the Grantor is treated as the owner for federal income tax purposes in accordance with the provisions of Sections 671 through 679 of the Internal Revenue Code of 1986, as amended (the “Code”). If the Trustee, in its sole discretion, deems it necessary or advisable for the Grantor and/or the Trustee to undertake or refrain from undertaking any actions (including, but not limited to, making or refraining from making any elections or filings) in order to ensure that the Grantor is at all times treated as the owner of the Trust for federal income tax purposes, the Grantor and/or the Trustee will undertake or refrain from undertaking (as the case may be) such actions. The Grantor hereby irrevocably authorizes the Trustee to be its attorney-in-fact for the purpose of performing any act which the Trustee, in its sole discretion, deems necessary or advisable in order to accomplish the purposes and the intent of this Section 3. Grantor shall indemnify and hold Trustee harmless in acting or refraining from acting in accordance with the provisions of this Section 3.

4. Irrevocability of Trust. The Trust shall be irrevocable and may not be altered or amended in any substantive respect, or revoked or terminated by the Grantor in whole or in part, without the express written consent of a majority of the Beneficiaries of the Trust; provided, however, that the Trust may be amended, as may be necessary either (i) to obtain a favorable ruling from the Internal Revenue Service with respect to the tax consequences of the establishment and settlement of the Trust, or (ii) to make nonsubstantive changes, which have no effect upon the amount of any Beneficiary’s benefits, the time of receipt of benefits, the identity of any recipient of benefits, or the reversion of any assets to the Grantor prior to the Trustee’s satisfaction of all the Trustee’s obligations hereunder; provided, further, that in the event of a “Change of Control” the Trust may not be altered or amended in any substantive respect, or revoked or terminated by the Grantor’s successor unless a majority of the Beneficiaries, determined as of the day before such Change in Control, agree in writing to such an alteration, amendment, revocation or termination. For the purpose of this Benefits Trust Agreement, a “Change of Control” shall mean an event required to be reported in response to Item 5.01 of the Current Report of a Form 8-K of the Grantor, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a “Change of Control” shall be deemed to have occurred if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of the Grantor’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Grantor; or (ii) individuals who constitute the Board of Directors of the Grantor as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Grantor’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause (ii), considered as though such persons were a member of the Incumbent Board. The Grantor shall give Trustee notice of a Change of Control and Trustee may rely on such notice if given in accordance with Section 14(a) of this Trust Agreement. Trustee shall have no duty to inquire whether a Change of Control has occurred.

5. Investment of Trust Assets.

(a) Until the Trustee has distributed all of the assets of the Trust in accordance with the terms hereof, Grantor shall have the sole power and responsibility for the investment of the Trust assets, and Trustee shall comply with written directions from the Grantor; provided, however, that if there is a Change of Control, the Trust’s investment objectives, guidelines, restrictions or directions may not be changed by the Grantor’s successor unless a majority of the Beneficiaries, determined as of the day before such Change of Control, agree, in writing, to such a change. The Trustee shall have no responsibility to review, initiate action, or make recommendations regarding the investment of Trust assets. Prior to issuing any such directions, the Grantor shall certify to the Trustee the person(s) who have the authority to issue such directions.

(b) In the administration of the Trust, the Trustee shall have the following powers; however, all powers regarding the investment of the Trust assets shall be exercised solely pursuant to direction of the Grantor:

(1) To hold assets of any kind, including shares of any registered investment company, whether or not the Trustee or any of its affiliates provides investment advice or other services to such company and receives compensation for the services provided;

(2) To sell, exchange, assign, transfer, and convey any security or property held in the Trust, at public or private sale, at such time and price and upon such terms and conditions (including credit) as directed;

(3) To invest and reinvest assets of the Trust (including accumulated income) as directed;

(4) To vote, tender, or exercise any right appurtenant to any stock or securities held in the Trust as directed;

(5) To consent to and participate in any plan for the liquidation, reorganization, consolidation, merger or any similar action of any corporation, any security of which is held in the Trust as directed;

(6) To sell or exercise any “rights” issued on any securities held in the Trust as directed;

(7) To cause all or any part of the assets of the Trust to be held in the name of the Trustee (which instance need not disclose its fiduciary capacity) or, as permitted by laws, in the name of any nominee, and to acquire for the Trust any investment in bearer form, but the books and records of the Trust shall at all times show that all such investments are part of the Trust and Trustee shall hold evidence of title to all such investments;

(8) To make such distributions in accordance with the provisions of this Trust Agreement;

(9) To hold a portion of the Trust for the ordinary administration and for the disbursement of funds in cash, without liability for interest thereon for such period of time as necessary, notwithstanding that the Trustee or an affiliate of the Trustee may benefit directly or indirectly from such uninvested amounts. It is acknowledged that the Trustee’s handling of such amounts is consistent with usual and customary banking and fiduciary practices, and any earnings realized by the Trustee or its affiliates will be compensation for its bank services in addition to its regular fees; and

(10) To invest in deposit products of the Trustee or its affiliates, or other bank or similar financial institution, subject to the rules and regulations governing such deposits, and without regard to the amount of such deposit, as directed.

Notwithstanding anything to the contrary herein, the Trustee is expressly prohibited from exercising any powers vested in it primarily for the benefit of the Grantor rather than for the benefit of the Beneficiaries. The Trustee shall not have the power to purchase, exchange, or otherwise deal with or dispose of the assets of the Trust for less than adequate and full consideration in money or money’s worth.

6. Distribution of Trust Assets.

(a) Subject to the provisions of paragraph (b) below, at such time as a Beneficiary is entitled to a payment under any of the Plans, the Beneficiary shall be entitled to receive from the Trust (i) an amount in cash equal to the amount to which the Beneficiary is entitled under the Plan or Plans at such time, less (ii) any payments previously made to the Beneficiary by the Grantor with respect to such amount pursuant to the terms of the Plans. The commencement of payments from the Trust shall be conditioned on the Trustee’s prior receipt of a written instrument from the Beneficiary in a form satisfactory to the Trustee containing representations as to (A) the amount to which the Beneficiary is entitled under the Plans, (B) the fact that the Beneficiary has requested the payment of such amount from the Grantor pursuant to the terms of the Plans, (C) the amount, if any, the Beneficiary has received from the Grantor under the Plans with respect to such amount, and (D) the amount to be paid to the Beneficiary by the Trust (i.e., the difference between (A) and (C) above). The Trustee shall make provision for the reporting and withholding of federal and state taxes (other than FICA, FUTA or local taxes) that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Plans and shall pay such amounts withheld to the appropriate taxing authorities. Notwithstanding the foregoing, the Grantor must direct the Trustee if any tax withholding is required on a payment subject to state/local taxes in a state/locality other than the state/locality in which the participant currently resides (“Non-resident taxes”). If applicable, the Grantor shall direct the Trustee to remit any FICA, FUTA or local taxes with respect to the benefit payments to the Grantor and the Grantor shall have the responsibility for determining, reporting and paying the FICA, FUTA or local taxes to the appropriate taxing authorities. The Grantor shall indemnify and hold harmless the Trustee from any and all liability to which the Trustee may become subject due to the Grantor’s failure to properly withhold and remit FICA, FUTA or local taxes in connection with payments from the Trust, or for failure to direct the Trustee regarding withholding on any payment subject to Non-resident taxes. All payments to a Beneficiary from the Trust shall be made in accordance with the provisions of the applicable Plan and any applicable requirements of Section 409A of the Code. Grantor shall indemnify and hold Trustee harmless in making any payment in accordance with the provisions of this paragraph.

(b) The Trustee shall make or commence payment to the Beneficiary in accordance with the Beneficiary’s representations not later than 20 business days after its receipt thereof; provided, however, that before the Trustee makes or commences any such payment and not later than 7 business days after its receipt of the Beneficiary’s representations, the Trustee will request in writing the Grantor’s agreement that the Beneficiary’s representations are accurate with respect to the amount, fact, and time of payment to the Beneficiary. The Trustee shall enclose with such request a copy of the Beneficiary’s representations and written advice to the Grantor that it must respond to the Trustee’s request on or before the 20th day (which date shall be set forth in such written advice) after the Beneficiary furnished such representations to the Trustee. If the Grantor, in a writing delivered to the Trustee, agrees with the Beneficiary’s representations in all respects, or if the Grantor does not respond to the Trustee’s request by the 20th day deadline, the Trustee shall make payment in accordance with the Beneficiary’s representations. If the Grantor advises the Trustee in writing on or before the 20th day deadline that it does not agree with any or all of the Beneficiary’s representations, the Trustee immediately shall take whatever steps it in its sole discretion, deems appropriate, including, but not limited to, make payment of any uncontested amount, as well as a review of the notice furnished by the Grantor to attempt to resolve the difference(s) between the Grantor and the Beneficiary. If, however, the Trustee is unable to resolve such difference(s) to its satisfaction within 60 business days after its receipt of the Beneficiary’s representations, the Trustee shall make payment at such time and in such form and manner as is allowed under the Plans as of the date first stated above and as the Trustee, in its sole discretion, selects as applicable to such amounts and in accordance with Section 409A of the Code. Grantor shall indemnify and hold Trustee harmless in making or refraining from making any payment in accordance with the provisions of this paragraph.

(c) Notwithstanding any other provision of the Trust Agreement to the contrary, the Trustee shall make payments hereunder to Beneficiaries before such payments are otherwise due under the provisions of paragraph (b) above and after a Change of Control if it is directed by the Grantor acting in good faith, based on a change in the tax or revenue laws of the United States of America, a published ruling or similar announcement issued by the Internal Revenue Service, a regulation issued by the Secretary of the Treasury or his delegate, or a decision by a court of competent jurisdiction involving a Beneficiary, or a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves a Beneficiary, that (i) any Plan fails to meet the requirements of Section 409A of the Code, including without limitation 409A(b), and (ii) a Beneficiary has recognized or will recognize income for federal income tax purposes with respect to amounts that are or will be payable to the Beneficiary under the Plans; provided, however, that the accelerated payment of any amounts hereunder that are subject to Code Section 409A shall only be made to the extent the Plan fails to meet the requirements of Code Section 409A and the regulations thereunder and the amount of any such payment shall not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and the regulations thereunder.

(d) The Grantor may make payment of benefits directly to a Beneficiary as they become due under the terms of the Plans, and may request reimbursement for such payments upon presentation of appropriate evidence of payment to the Trustee. Grantor shall notify the Trustee of its decision to make payments of benefits directly prior to the time amounts are payable to Beneficiaries. In addition, if the principal of the Trust and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plans, Grantor shall make the balance of each payment as it falls due. The Trustee shall notify the Grantor where principal and earnings are not sufficient. The Trustee shall not be liable for the inadequacy of the Trust to pay all amounts due under the Plans.

(e) Unless (contemporaneously with the Beneficiary’s submission of the written instrument referred to in paragraph (a) hereof) a Beneficiary furnishes documentation in form and substance satisfactory to the Trustee that no withholding is required with respect to a payment to be made to the Beneficiary from the Trust, the Trustee may deduct from any such payment any federal, state or local taxes required by law to be withheld by the Trustee.

(f) The Trustee shall provide the Grantor with written confirmation of the fact and time of any commencement of payments hereunder within 10 business days after any payments commence to a beneficiary. The Grantor shall notify the Trustee in the same manner of any payments it commences to make to a Beneficiary pursuant to the Plans.

(g) Grantor shall indemnify and hold Trustee harmless in making or refraining from making any payment or any calculations in accordance with the provisions of this Section 6, in particular but not limited to (i) making payments to one Beneficiary before payments are made to other Beneficiaries, and (ii) making payments without determination of whether there are sufficient assets in the Trust to satisfy the known or unknown claims of all of the Beneficiaries.

7. Termination of the Trust and Reversion of Trust Assets. The Trust shall terminate upon the first to occur of (i) the payment by the Grantor of all amounts due the Beneficiaries under each of the Plans and the receipt by the Trustee of a release to that effect from each of the Beneficiaries with respect to payments made to the Beneficiaries or (ii) the twenty-first anniversary of the death of the last survivor of the Beneficiaries who are in being on the date of the execution of this Trust Agreement. Upon termination of the Trust, any and all assets remaining in the Trust, after the payment to the Beneficiaries of all amounts to which they are entitled and after payment of the expenses and compensation in Sections 10 and 15(i) of this Trust Agreement, shall revert to the Grantor and the Trustee shall promptly take such action as shall be necessary to transfer any such assets to the Grantor. Notwithstanding the above, the Grantor shall be obligated to take whatever steps are necessary to ensure that the Trust is not terminated for a period of five (5) years following a Change of Control, such steps to include, but not being limited to, the transfer to the Trustee of cash or other assets pursuant to the provisions of Section 5(b) hereof.

8. Responsibility of Trustee. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Grantor which is contemplated by and consistent with the terms of this Trust, and Grantor shall indemnify and hold harmless the Trustee, its officers, employees, and agents from and against all liabilities, losses, and claims (including reasonable attorney’s fees and cost of defense) for actions taken or omitted by the Trustee in accordance with the terms of this Trust. In the event of a dispute between the Grantor and the Trustee, the Trustee may apply to a court of competent jurisdiction to resolve the dispute. In a dispute between the Trust and the Grantor, the Trustee may only pay or settle a claim asserted against the Trust by the Grantor if it is compelled to do so by a final order of a court of competent jurisdiction.

(a) If the Trustee undertakes or defends any litigation arising in connection with this Trust, the Grantor agrees to promptly indemnify the Trustee against the Trustee’s costs, expenses and liabilities (including without limitation attorney’s fees and expenses) relating thereto and to be primarily liable for such payments and any costs incurred by Trustee in receiving such amounts from Grantor.

(b) The Trustee may consult with legal counsel (who may also be counsel for the Grantor generally) with respect to any of its duties or obligations hereunder, and the Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder. The Grantor shall promptly pay the expenses for services by such individuals or entities and any costs incurred by Trustee in receiving such amounts from Grantor.

(c) The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. The Trustee shall not be liable for the failure or omission of any insurance company for any reason to pay any benefits or furnish any services under the policies or contracts. Grantor shall have the sole responsibility to determine whether any insured under any insurance policy held in the Trust is deceased.

(d) However, notwithstanding the provision of Section 8(c) above, the Trustee may loan to Grantor the proceeds of any borrowing against an insurance policy held as an asset of the Trust.

(e) Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, with the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

9. Resignation of Trustee and Appointment of Successor Trustee. The Trustee shall have the right to resign upon 30 days’ advance written notice to the Grantor, during which time the Grantor shall appoint a “Qualified Successor Trustee.” If no Qualified Successor Trustee accepts such appointment, the resigning Trustee shall petition a court of competent jurisdiction for the appointment of a “Qualified Successor Trustee.” For this purpose, a “Qualified

Successor Trustee” may be an individual or a corporation but may not be the Grantor, any entity or person who would be a “related or subordinate party” to the Grantor within the meaning of Section 672(c) of the Code or a corporation that would be a member of an “affiliated group” of corporations including the Grantor within the meaning of Section 1504(a) of the Code if the words “80 percent” wherever they appear in that section were replaced by the words “50 percent.” Upon the written acceptance by the Qualified Successor Trustee of the trust and upon approval of the resigning Trustee’s final account by those entitled thereto, the resigning Trustee shall be discharged.

10. Trustee Compensation. The Trustee shall be entitled to receive as compensation for its services hereunder the compensation (a) as negotiated and agreed to by the Grantor and the Trustee, or (b) if not negotiated or if the parties are unable to reach agreement, as allowed a trustee under the laws of the State of Minnesota in effect at the time such compensation is payable. Such compensation shall be paid by the Grantor; provided, however, that to the extent such compensation is not paid by the Grantor, subject to the provisions of Section 15(i) hereof, it shall be charged against and paid from the Trust and the Grantor shall reimburse the Trust for any such payment made from the Trust within 30 days of its receipt from the Trustee of written notice of such payment.

11. Trustee’s Consent to Act and Indemnification of the Trustee. The Trustee hereby grants and consents to act as Trustee hereunder. The Grantor agrees to indemnify the Trustee and hold it harmless from and against all claims, liabilities, legal fees and expenses that may be asserted against it, otherwise than on account of the Trustee’s own negligence or willful misconduct (as found by a final judgment of a court of competent jurisdiction) by reason of the Trustee’s taking or refraining from taking any action in connection with the Trust, whether or not the Trustee is a party to a legal proceeding or otherwise.

12. Prohibition Against Assignment. No Beneficiary shall have any preferred claim on, or any beneficial ownership interest in, any assets of the Trust before such assets are paid to the Beneficiary as provided in Section 6, and all rights created under the Trust and the Plans shall be unsecured contractual rights of the Beneficiary against the Grantor. No part of, or claim against, the assets of the Trust may be assigned, anticipated, alienated, encumbered, garnished, attached or in any other manner disposed of by any of the Beneficiaries, and no such part or claim shall be subject to any legal process or claims of creditors of any of the Beneficiaries.

13. Annual Accounting. The Trustee shall keep accurate and detailed accounts of all investments, receipts and disbursements and other transactions hereunder, and, within ninety days following the close of each calendar year, and within ninety days after the Trustee’s resignation or termination of the Trust as provided herein, the Trustee shall render a written account of its administration of the Trust to the Grantor by submitting a record of receipts, investments, disbursements, distributions, gains, losses, assets on hand at the end of accounting period and other pertinent information, including a description of all securities and investments purchased and sold during such calendar year. Written approval of an account shall, as to all matters shown in the account, be binding upon the Grantor and shall forever release and discharge the Trustee from any liability or accountability. The Grantor will be deemed to have given written approval if the Grantor does not object in writing to the Trustee within ninety days (90) after the date of receipt of such account from the Trustee. The Trustee shall be entitled at any time to institute an action in a court of competent jurisdiction for a judicial settlement of its account.

14. Notices. Any notice or instructions required under any of the provisions of this Trust Agreement shall be deemed effectively given only if such notice meets the following requirements:

(a) Notice of a Change of Control pursuant to Section 4 of this Trust Agreement shall be in writing and signed as to the Grantor by any Board-elected officer. For this purpose, Grantor shall provide Trustee with a current list of Board-elected officers, together with specimen copies of their signatures, within twenty days of the date this trust Agreement is executed, and shall update such list in the event of any change. Trustee may rely exclusively on the latest list that it has received to determine who is authorized to give notice under this Section 14(a), regardless of the date it was last updated, and Grantor shall indemnify and hold Trustee harmless for any action taken or not taken in reliance on such list. In the event Trustee receives notice of a Change of Control, Trustee may, in its sole discretion, request written confirmation of such notice from the Grantor, with or without attestation by the Secretary or an Assistant Secretary of the Grantor.

(b) Subject to the notice requirements of Section 14(a) and any notice given in connection with receipt by the Trustee of any cash or property in accordance with Section 8(a), any notice or instructions required under any provisions of this Trust Agreement shall be in writing and signed, as to Grantor, by either the Chairman, President or Treasurer and attested by the Secretary or an Assistant Secretary and as to the Trustee, by an authorized officer, and is delivered personally or by certified or registered mail, return receipt requested and postage prepaid, addressed to the addresses as set forth below of the parties hereto. The addresses of the parties are as follows:

(i)	The Grantor:

Darden Restaurants, Inc.

1000 Darden Center Drive

Orlando, FL 32837

Attention: General Counsel

(ii)	The Trustee:

Wells Fargo Bank, National Association

Institutional Retirement and Trust

MAC G0147-056

360 Interstate North Pwy, Suite 585

Atlanta, Ga. 30328

Attention: Monique Etheridge, Relationship Manager

For purposes of this Section 14, the Trustee shall treat any facsimile notice or instructions received by telecopy as if it were an originally executed notice or instructions if it otherwise meets the requirements of Section 14(a) or 14(b), as the case may be.

15. Miscellaneous Provisions.

(a) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts made and to be performed therein and the Trustee shall not be required to account in any court other than one of the courts of such state.

(b) All section headings herein have been inserted for convenience of reference only and shall in no way modify, restrict or affect the meaning or interpretation of any of the terms or provisions of this Trust Agreement.

(c) This Trust Agreement is intended as a complete and exclusive statement of the agreement of the parties hereto, supersedes all previous agreements or understandings among them and may not be modified or terminated orally.

(d) The term “Trustee” shall include any successor Trustee.

(e) If a Trustee or Custodian hereunder is a bank or trust company, any corporation resulting from any merger, consolidation or conversion to which such bank or trust company may be a party, or any corporation otherwise succeeding generally to all or substantially all of the assets or business of such bank or trust company, shall be the successor to it as Trustee or custodian hereunder, as the case may be without the execution of any instrument or any further action on the part of any party hereto.

(f) If any provision of this Trust Agreement shall be invalid and unenforceable, the remaining provisions hereof shall subsist and be carried into effect.

(g) The Plans are by this reference expressly incorporated herein and made a part hereof with the same force and effect as if fully set forth at length.

(h) The assets of the Trust shall be subject only to the claims of the Grantor’s general creditors in the event of the Grantor’s bankruptcy or insolvency. The Grantor shall be considered “bankrupt” or “insolvent” if the Grantor is (A) unable to pay its debts when due or (B) engaged as a debtor in a proceeding under the Bankruptcy Code, 11 U.S.C. Section 101 et seq. The Board of Directors and the chief executive officer of the Grantor must notify the Trustee of the Grantor’s bankruptcy or insolvency within three (3) business days following the occurrence of such event. Upon receipt of such a notice, or, upon receipt of a written allegation from a person or entity claiming to be a creditor of the grantor that the Grantor is bankrupt or insolvent, the Trustee shall discontinue payments to Beneficiaries. The Trustee shall, as soon as practicable after receipt of such notice or written allegation, or such other information as it deems appropriate, that the Grantor is bankrupt or insolvent. If the Trustee determines, based on such notice, written allegation, or such other information as it deems appropriate, that the Grantor is bankrupt or insolvent, the Trustee shall hold the assets of the Trust for the benefit of the Grantor’s general creditors, and deliver any undistributed assets to satisfy the claims of such creditors a court of competent jurisdiction may direct. The Trustee shall resume payments to Beneficiaries only after it has determined that the Grantor is not bankrupt or insolvent, or is no longer bankrupt or insolvent (if the Trustee determined that the Grantor was bankrupt or insolvent), or pursuant to an order of a court of competent jurisdiction. Unless the Trustee has actual knowledge of the Grantor’s bankruptcy or insolvency, the Trustee shall have no duty to inquire whether the Grantor is bankrupt or insolvent. The Trustee may in all events rely on such evidence concerning the Grantor’s solvency as may be furnished to the Trustee which gives the Trustee a reasonable basis for making a determination concerning the Grantor’s solvency.

If the Trustee discontinues payment of benefits from the Trust pursuant to this Section 15(h) and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments which would have been made to each Beneficiary (together with interest) during the period of such discontinuance, less the aggregate amount of payments made to the Beneficiary by the Grantor in lieu of the payments provided for hereunder during any such period of discontinuance.

(i) Any and all taxes, expenses (including, but not limited to, the Trustee’s compensation) and costs of litigation relating to or concerning the adoption, administration and termination of the Trust shall be borne and promptly paid by the Grantor; provided, however, that, to the extent such taxes, expenses and costs relating to the Trust are due and owing and are not paid by the Grantor, they shall be charged against and paid from the Trust, and the Grantor shall reimburse the Trust for any such payment made from the Trust within 30 days of its receipt from the Trustee of written notice of such payment.

(j) Any reference hereunder to a Beneficiary shall expressly be deemed to include, where relevant, the beneficiaries of a Beneficiary duly appointed under the terms of the Plans. A Beneficiary shall cease to have such status once any and all amounts due such Beneficiary under the Plans have been satisfied.

(k) Any reference hereunder to the Grantor shall expressly be deemed to include the Grantor’s successor and assigns.

(l) Whenever used herein, and to the extent appropriate, the masculine, feminine or neuter gender shall include the other two genders, the singular shall include the plural and the plural shall include the singular.

IN WITNESS WHEREOF, the parties have executed this Trust Agreement as of the date first set forth above.

Attest:		DARDEN RESTAURANTS, INC.

By:	/s/ Douglas E. Wentz	By:	/s/ William R. White, III
Name:	Douglas E. Wentz	Name:	William R. White, III
Title:	Assistant Secretary	Title:	Senior Vice President and Treasurer

Attest:		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ A. Jacob Vogelsang	By:	/s/ Monique Etheridge
Name:	A. Jacob Vogelsang	Name:	Monique Etheridge
Title:	Vice President	Title:	Vice President

Exhibit A

of the

Amended and Restated

Darden Restaurants, Inc. Benefits Trust Agreement

dated March 23, 2011

The Amended and Restated Darden Restaurants, Inc. Benefits Trust Agreement of March 23, 2011, is for the benefit of the following Plans and any other supplemental benefits plan or deferred compensation plan the Grantor so designates in writing to the Trustee from time to time:

1.	Management Continuity Agreements entered into or to be entered into between Darden Restaurants, Inc. and various of its executives.

2.	Darden Restaurants, Inc. FlexComp Plan

3.	Supplemental Pension Plan of Darden Restaurants, Inc.

4.	General Mills Restaurants, Inc. Bridge Period Benefit Plan

5.	General Mills Restaurants, Inc. Bridge Period Retirement Plan